Exhibit 10.2(d)

The Modification to Stock Option(s) below is applicable to the following individuals:

Directors	Employees
Joseph J. Melone	Louis G. Lower II
William W. Abbott	Peter H. Heckman
Dr. Mary H. Futrell	Douglas W. Reynolds
Jeffrey L. Morby	Valerie A. Chrisman
Shaun F. O’Malley	Bret A. Conklin
Charles A. Parker	Dwayne D. Hallman
William S. Hinkle
Robert B. Joyner
Paul D. Andrews
Ann M. Caparrós

HORACE MANN EDUCATORS CORPORATION

2002 Incentive Compensation Plan

Modification to Stock Option(s)

This Agreement gives notice to                          (“Director” or “Employee”) that, effective June 30, 2004, all stock options granted by Horace Mann Educators Corporation (the “Company”) which are outstanding at this date and which have not yet vested (the “Stock Options”) have been modified as follows:

Accelerated Vesting: The previously unvested portion of such Stock Options is vested in full as of June 30, 2004, so that such Stock Options are now fully vested and exercisable; provided that, upon exercise of any portion of the Stock Options prior to the original vesting date applicable to that portion (the “Accelerated Option”), the shares acquired by exercise will be subject to the Share Transfer Restrictions as set forth below.

Shares subject to the Share Transfer Restrictions: The Share Transfer Restrictions apply to all of the shares acquired upon exercise of an Accelerated Option.

Time at which Share Transfer Restrictions Lapse: The Share Transfer Restrictions will lapse at the date the Accelerated Option would have become exercisable in the absence of this modification to the Option, except that the Compensation Committee may accelerate the time at which the Share Transfer Restrictions lapse.

Rights Limited by the Share Transfer Restrictions: Prior to the lapse of the Share Transfer Restrictions, shares subject to the Restrictions may not be sold, transferred, assigned, pledged or hypothecated, and any attempt to do so shall be void. The Company may retain custody of certificates representing shares subject to the Restrictions, and place appropriate legends on such certificates.

Other terms of the Stock Options are unaffected and remain in full force and effect.

IN WITNESS WHEREOF, HORACE MANN EDUCATORS CORPORATION has caused this Agreement to be executed by its officer thereunto duly authorized.

DIRECTOR or EMPLOYEE	HORACE MANN EDUCATORS CORPORATION

By: